Exhibit 10.29

December 19, 2019

Kohlberg Kravis Roberts & Co. L.P. (“KKR”) is pleased to enter into this binding written agreement with you to pay, with respect to the year-ending December 31, 2019 only, an amount of cash equal to “Total Cash Compensation” as stated in your “2019 Total Value Statement” prepared by KKR and delivered to you earlier this month.

Nothing herein is intended to be construed as an employment agreement, and your employment at KKR remains at-will, which means the Firm may remove you as executive officer of the Firm or terminate your employment (or both), at any time with or without cause.

Please acknowledge your agreement with the foregoing, at which time this will become a binding agreement between you and KKR.

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By: